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                             EMPLOYMENT AGREEMENT


     This Employment Agreement (this "AGREEMENT") is entered into as of January 15, 1996 (the "EFFECTIVE DATE") between HYBRID NETWORKS, INC., a California corporation (the "COMPANY"), and CARL S. LEDBETTER, JR. ("LEDBETTER").

     The parties hereby agree as follows:

     1. TERM OF EMPLOYMENT; POSITION. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Ledbetter on a full-time basis as the Company's Chief Executive Officer during the two year period commencing on the Effective Date and expiring on the second anniversary of the Effective Date (such time period is hereinafter called the "EMPLOYMENT TERM") unless Ledbetter's employment and the Employment Term are sooner terminated in accordance with the provisions of Section 4 below. Ledbetter hereby agrees to such employment.

     2. LEDBETTER'S DUTIES; NONCOMPETITION. Ledbetter will be responsible for managing the Company as its Chief Executive Officer in accordance with the Company's Bylaws and subject to the direction of the Company's Board of Directors. He will move to the vicinity of the Company's offices in Cupertino, and his office will be in the Company's headquarters building. During the Employment Term, Ledbetter will not, without the prior written consent of the Company, engage in, or provide services to, any organization, association or business that is in competition with or detrimental to the business of the Company.

     3.   COMPENSATION AND BENEFITS.

          3.1 SALARY AND BONUSES. During the Employment Term, the Company will pay Ledbetter, in equal semi-monthly installments, salary at the rate of $175,000 per year. In addition, Ledbetter will be eligible for three bonuses during the first year of his employment, to be paid as follows:

               (a)  $25,000 when he has assembled his management team.

               (b)  $25,000 for meeting the expense target referred to below.

               (c)  $25,000 for meeting the revenue plan referred to below.

Within the first 90 days of the Employment Term, Ledbetter will develop with the management team an expense target and a revenue plan for the Company, and he will present such target and plan to the Company's Board of Directors for approval or modification. Such approval will not be unreasonably withheld, and any such modification will not be made unreasonably. The final target and plan, as approved by the Board of Directors, will constitute the expense target and revenue plan referred to in (b) and (c) above.

          3.2 EMPLOYEE BENEFITS. Ledbetter will be entitled to participate in all benefit programs that the Company establishes and makes available to its employees generally.



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          3.3  WITHHOLDING.  The Company will withhold from all payments of salary and other compensation to Ledbetter, payroll withholding taxes and other amounts that the Company is required to withhold from such payments under applicable law.

          3.4 RELOCATION COSTS. The Company will reimburse Ledbetter for up to $50,000 of actual and reasonable expenses for the relocation of his family and household goods to California and up to $30,000 of actual and reasonable expenses for temporary housing while he accomplishes the relocation. In addition, the Company will pay Ledbetter up to $17,500 of actual and reasonable expenses to purchase tickets for his family to travel to and from California while he is employed by the Company and in the process of relocation. The parties anticipate that the relocation will be completed within six months after the Effective Date. The amount paid by the Company pursuant to this Section 3.4 will be repaid by Ledbetter pro rata if he voluntarily terminates his employment with the Company before the end of such six-month period.

          3.5 STOCK OPTION. The Company will grant to Ledbetter options to purchase 953,379 shares of the Company's Common Stock pursuant to the Company's Executive Officer Incentive Plan and the related Stock Option Agreement, copies of which have been provided to Ledbetter.

     4. TERMINATION. During the Employment Term, the Company will not terminate Ledbetter's employment other than for Cause (as defined in Section 4.2). Notwithstanding anything herein to the contrary, the Employment Term, the employment of Ledbetter by the Company and this Agreement may be terminated in accordance with the following:

          4.1 EXPIRATION. Immediately, upon expiration of the Employment Term in accordance with Section 1 hereof.

          4.2 FOR CAUSE. By the Company, immediately for Cause (as defined in this Section 4.2). For the purposes of this Agreement, the term "CAUSE" will be deemed to exist upon: (a) a good faith finding by the Company that Ledbetter has willfully failed to perform his lawful assigned duties for the Company or abandoned his employment with the Company in any manner; (b) a good faith finding by the Company of dishonesty, gross negligence or intentional misconduct on the part of Ledbetter (including but not limited to misappropriation of intellectual property of the Company or of others); or (c) the conviction of Ledbetter of any felony.

          4.3 VOLUNTARY TERMINATION. Immediately, upon Ledbetter's resignation from the Company or any other voluntary termination by Ledbetter of his employment with the Company (a "VOLUNTARY TERMINATION").

          4.4  DEATH.  Immediately, upon the death of Ledbetter.

          4.5 DISABILITY. By the Company, immediately after 30 days' notice, upon the disability of Ledbetter. As used in this Agreement, the term "DISABILITY" will


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mean the material inability of Ledbetter, due to a physical or mental disability, to perform the services and duties of Ledbetter contemplated by this Agreement for a period of at least 90 days (whether or not such 90 days are consecutive) during any twelve-month period. The Company will promptly notify Ledbetter in writing if it determines that Ledbetter's employment has been terminated due to disability.

     5.   EFFECT OF TERMINATION.

          5.1 TERMINATION FOR CAUSE; VOLUNTARY TERMINATION. If Ledbetter's employment is terminated for any reason, then the Company will pay to Ledbetter the salary and benefits accrued and otherwise payable to him under
Section 3.1 and Section 3.2 through the effective date of termination.

          5.2 SURVIVAL. Notwithstanding anything to the contrary in this Agreement, all obligations of the Company and Ledbetter under this Agreement which, according to the terms of this Agreement are required to be performed after termination or expiration of this Agreement, will survive termination or expiration of this Agreement, and such surviving obligations of a party will remain enforceable against that party.

     6. PROPRIETARY INFORMATION AGREEMENT. Nothing in this Agreement will affect or modify the terms of Ledbetter's Employee Proprietary Information and Inventions Agreement with the Company, which will remain in full force and effect.

     7.   MISCELLANEOUS.

          7.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or concurrent agreements, understandings, representations or warranties, whether written or oral, between the Company and Ledbetter.

          7.2 AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and Ledbetter.

          7.3 GOVERNING LAW; SEVERABILITY. This Agreement will be construed, interpreted and enforced in accordance with the laws of the State of California as applied to agreements entered into in California by California residents without reference to principles of conflict of laws or choice of law. In case any provision of this Agreement will be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby.

          7.4 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; PROVIDED, HOWEVER, that the obligations of Ledbetter hereunder are personal and will not be assigned by him.


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          7.5  WAIVER.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion will be effective only in that instance and will be construed as a bar or waiver of any right on any other occasion.

          7.6 CAPTIONS. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          7.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be one instrument.

     8. ADVICE TO SEEK COUNSEL. LEDBETTER ACKNOWLEDGES TO THE COMPANY THAT HE HAS BEEN ADVISED BY THE COMPANY TO RETAIN AN INDEPENDENT ATTORNEY TO ADVISE HIM REGARDING HIS RIGHTS, OBLIGATIONS AND INTERESTS UNDER THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first set forth above.

HYBRID NETWORKS, INC.                   LEDBETTER
  a California corporation



By: /s/ James R. Flach 15 Jan 96         /s/ Carl S. Ledbetter 15 Jan 1996
    ----------------------------------   --------------------------------------
                                         Carl S. Ledbetter
Title: CEO
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